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                                                                    EXHIBIT 12.1

                          NEWFIELD EXPLORATION COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)



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
                                                                  Year Ended December 31,                        Three Months
                                               -----------------------------------------------------------    Ended September 30,
                                                 1995         1996         1997         1998         1999            2000
                                               -------      -------      -------      -------      -------    ------------------

Net pre-tax income                              25,006       59,286       62,421      -88,376       52,015           136,409

Fixed charges:
  Interest expense, including debt issue
    amortization                                   208          420        3,268        9,508       14,744            14,622
  Capitalized interest                             674        1,508        3,481        4,369        2,376             3,938

  Interest portion of rent expenses                163          179          197          633          933               792

                                               -------      -------      -------      -------      -------           -------
TOTAL FIXED CHARGES                              1,045        2,107        6,946       14,510       18,053            19,352
                                               =======      =======      =======      =======      =======           =======

EARNINGS BEFORE FIXED CHARGES                   25,377       59,885       65,886      -78,235       67,692           151,823

RATIO OF EARNINGS TO FIXED CHARGES                24.3x        28.4x         9.5x        -5.4x         3.7x              7.8x
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